EXECUTION VERSION

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit 10.35

SUPPLY AGREEMENT

THIS AGREEMENT is entered into as of April 1, 2021 (the “Effective Date”) by and between DYNAVAX TECHNOLOGIES CORPORATION, a company established pursuant to the laws of Delaware, with its registered office at 2100 Powell Street, Emeryville, California 94608, hereinafter referred to as “Buyer,” and BECTON, DICKINSON AND COMPANY, a corporation organized under the laws of New Jersey, with a place of business at 1 Becton Drive, Franklin Lakes, New Jersey 07417-1866 hereinafter referred to as “BD.” Buyer and BD are also referred to collectively herein as the “Parties” and each a “Party.”

WHEREAS, Buyer is engaged in the development of compounds which can be delivered with the drug delivery devices and/or containers and/or delivery systems manufactured by BD; and

WHEREAS, BD desires to manufacture and supply to Buyer certain drug delivery devices and/or drug container and/or delivery systems; and

WHEREAS, Buyer desires to purchase such devices and/or containers and/or delivery systems from BD in accordance with the terms and conditions set forth herein in order to use them as delivery devices for use with the Compound (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Parties hereto agree to the following terms and conditions:

1.
DEFINITIONS.

Each of the capitalized terms used in this Agreement (other than the headings of the paragraphs), whether used in the singular or the plural, shall have the meaning as set forth below or if not listed below, the meaning designated elsewhere in this Agreement.

1.1
“Affiliate” shall mean (a) any entity that is a subsidiary (as hereinafter defined) of a Party, (b) any entity of which a Party is a subsidiary, and (c) any entity that is a subsidiary of another entity of which a Party is a subsidiary. For purposes of this definition, “subsidiary” means an entity in which another entity holds directly or indirectly at least fifty percent (50%) of the voting stock.
1.2
“Agreement” shall mean the agreement set out herein together with the Schedules hereto.
1.3
“Compound” shall mean Buyer’s compounds identified on Schedule 2, which may be updated from time to time following both Parties’ agreement.
1.4
“End Product” shall mean the Product filled by Buyer with the Compound.

EXECUTION VERSION

1.5
“Product” shall mean the BD device(s), container(s), system(s) and/or component(s) listed on Schedule 3.
1.6
“Specifications” shall mean the BD Medical – Pharmaceutical Systems Quality Specifications for the Product set forth on Schedule 3 for the applicable Product and may be modified or supplemented from time to time as contemplated herein.
2.
SCOPE & OTHER AGREEMENTS

BD shall manufacture and supply to Buyer Product solely for use by Buyer with the Compound in the End Product. The BD Medical Pharmaceutical Systems – United Sates Standard Terms and Conditions of sale are hereby included as Schedule 1 to this Agreement (the “BDM PS Standard Terms and Conditions of sale”). The terms of this Agreement, including the BDM PS Standard Terms and Conditions of sale, shall govern the sale of Products hereunder. The terms in Schedule 1 are supplemental to the warranties set forth in Section 8 below, and nothing in Schedule 1 shall be deemed to overwrite the warranties set forth in Section 8. In case of discrepancies between the terms in the body of this Agreement and those of BDM PS Standard Terms and Conditions of sale, the terms within the body of this Agreement shall prevail. Notwithstanding Section 13.4, or any provision to the contrary contained herein, the CDA (as hereinafter defined) shall remain in full force and effect in accordance with its terms. In the event that the Parties have signed or subsequently sign a quality agreement for the Products, (the “Quality Agreement”), it shall automatically be incorporated into this Agreement as an attachment. In case of discrepancies between the terms of such Quality Agreement and the terms of this Agreement, the terms of the Quality Agreement shall prevail for quality related matters and the terms of this Agreement shall prevail for other matters. Notwithstanding anything to the contrary, (i) all orders of Products may be submitted to BD by Baxter Pharmaceutical Solutions LLC or its affiliates (collectively, “Baxter”) on behalf of Buyer, and may be delivered to a Baxter Location if so specified in the applicable purchase order, and (ii) all Products may be supplied to, inspected by and used by Baxter on behalf of Buyer under this Agreement, provided that Buyer will remain liable for Baxter’s actions under this Agreement as if they had been the actions of Buyer itself.

3.
DURATION.

The manufacture, purchase and sale obligations of this Agreement shall be deemed to commence on the Effective Date and shall remain in effect for a period of two (2) years from the Effective Date unless terminated earlier in accordance with the provisions of this Agreement. Thereafter, this Agreement shall automatically renew for a maximum of two successive one (1)-year terms unless either Party gives written notice to the other Party of its intent not to renew no later than [*] prior to the expiration of the then-current term.

4.
SALE & PURCHASE.
4.1
FORECASTS. Buyer shall use its best efforts to assist BD with its production planning by providing BD by the Effective Date with a written forecast of Buyer’s best estimates of its Product requirements, stated on a monthly basis as multiples of BD’s standard minimum

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

EXECUTION VERSION

lot sizes, for the twelve (12)-month period beginning on the Effective Date. Thereafter, each month Buyer shall, no later than the 2nd Wednesday of every month, provide BD with a monthly Product forecast for the twelve (12)-month period beginning on such date. In addition, Buyer shall provide to BD every year in December a plan with its good-faith volume estimations for the following three (3) years.
4.2
Prices for the Product shall be as set out in Schedule 3 hereof from the Effective Date until [*]. Thereafter, prices shall be agreed by the Parties in good faith, provided, that BD shall not be required to deliver Product until such prices have been agreed. In the event of a raw material price increase, the Parties shall meet to discuss in good faith any required price change. In addition, BD may increase prices in the event (i) the cost of manufacturing and supplying the Product (including the costs of raw materials included therein) has increased, (ii) changes are made to the Specifications of the Product, or (iii) other regulatory or legislative changes or other unforeseen economic, legal or competitive factors affecting BD. If the Parties are unable to agree on price changes as per this Section 4.3 within 60 days after BD first gives notice of a requested price change, each Party is entitled to terminate this Agreement with [*] written notice to the other. All purchase orders shall specify the applicable prices for Product then in effect pursuant to this Agreement.
4.3
BD shall invoice Buyer for each shipment of Product with payment due net [*] of invoice. Buyer shall submit written purchase orders to BD, stated as multiples of BD’s standard minimum lot size for the Product ordered, within the lead times set forth in Schedule 3 prior to the requested date of delivery.
4.4
All purchase orders are subject to BD’s acceptance. BD shall within [*] confirm in writing receipt and acceptance of purchase orders submitted to it, including the currently planned delivery date. Orders accepted by BD in writing are binding and not subject to modification without the written agreement of both Parties. Subject to the initial [*] price lock, subsequent increases will be no more frequent than once per year thereafter and will not represent greater than [*] increase over the immediately prior pricing.
5.
DELIVERY, RISK AND TITLE.
5.1
The Product shall be packed and shipped in accordance with the Specifications. BD shall deliver Product to Buyer EXW (Incoterms 2020) BD facility. Title to Product shipped by BD for a given Purchase Order and risk of loss or damage shall pass to Buyer upon delivery to the common carrier. Buyer shall specify in the applicable purchase order the destination for each shipment. The quantity shipped may vary within ±10% of the confirmed order. No provision on BD’s invoice or Buyer’s purchase order forms (including any Purchase Orders accepted hereunder) which may purport to impose different or additional conditions than those provided herein shall be of any force or effect. All Documentation required in connection with a shipment shall be forwarded to the attention of the following:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

EXECUTION VERSION

Dynavax Technologies Corporation

Powell Street, Suite 900

Emeryville, California 94608

Attn: Sr. Director, Supply Chain Management

Tel: 510-848-5100

6.
REGULATORY SUPPORT
6.1
BD shall provide to Buyer documentation related to the Product to support the marketing approval of Buyer’s End Product (the “Standard Regulatory Package”).
6.2
The Standard Regulatory Package shall include:
(i)
If the Product is a registered Medical Device owned by BD: The proof of registration of the Medical Device (includes but not limited to: registration certificate, Declaration of Conformity, etc.)
(ii)
If the Product is a component of the End Product Container Closure System:

- A Technical Dossier of the Product, to be requested by Buyer through the BD Portal: www.bd.com/pharmaceuticals/regulatory.

- For Submission in countries where Health Authorities accept this document, a Letter of Authorization making reference to the Master File of the Product, to be requested by Buyer through the BD Portal: www.bd.com/pharmaceuticals/regulatory.

6.3
The Parties agree that should Buyer need a regulatory support that is not part of the Standard Regulatory Package nor a statement related to the claim made by BD in the Technical Dossier, the Parties shall negotiate in good faith the type of information and/or documentation to be provided by BD as well as the appropriate timelines and payment to BD for such deliverables.
6.4
Buyer shall have the sole responsibility for obtaining and maintaining all governmental or regulatory licences, authorizations, registrations and clearances for use and sale of any End Product.
7.
QUALITY, INSPECTION, ACCEPTANCE OR REJECTION OF PRODUCT.
7.1
BD will, upon reasonable prior notice, permit duly authorized representatives of Buyer to visit and inspect the process of manufacture by BD of the Product, provided, that such visits and inspections shall be subject to appropriate customary BD policies, restrictions and confidentiality obligations set forth in Section 8.
7.2
BD intends to promote continuous quality improvements relating to the Product and its manufacturing processes. BD is entitled to make materials and process changes to the Specifications that do not affect or that improve the quality of the Product and its suitability for the purposes of the Buyer. BD shall provide Buyer with notice of any changes to the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

EXECUTION VERSION

Product in accordance with BD’s Customer Notification of Change procedure in alignment with the Quality Agreement.
7.3
Promptly upon receipt of each shipment of Product, Buyer will perform thorough incoming inspection in accordance with best-practice pharmaceutical industry standards. In addition to incoming inspection, and before any use of the Product, Buyer shall thoroughly and with reasonable care inspect the Product for conformity to Specifications. If at any time Buyer finds that the Product did not conform to the Specifications at the time of delivery, Buyer shall immediately and in any event no later than forty-five (45) days after the delivery of the Product, give BD written notice of any claim setting forth the details of such non-conformity; in the absence of such notice, Buyer shall be deemed to have accepted the Product. Buyer shall comply with BD’s reasonable requests concerning complaint handling, including, without limitation, providing samples of the purportedly non-conforming Product or, if this is not possible, providing detailed photographs thereof. BD shall, if it accepts such notice of claim, replace any nonconforming Product or parts thereof at BD’s expense and at no cost to Buyer or, if replacement of the Product is not possible for any reason, issue a credit note to Buyer for an amount equal to the purchase price of the non-conforming Product, provided that such non-conformity existed at the time of delivery. Any Product that does not conform to the Specifications at the time of delivery shall, at BD’s request, either be returned to BD or destroyed at BD’s expense. Payment for Product prior to acceptance shall not constitute automatic acceptance by Buyer. Acceptance of out-of-specification Product with undetected, latent defects shall not relieve BD from its warranty of conformity under this Agreement, including the BDM PS Standard Terms and Conditions of Sale in Schedule 1 for such latent defects or as otherwise provided herein. Latent defects that were not reasonably discoverable at the time of delivery must be promptly notified to BD by Buyer after Buyer discovers the existence of any such latent defect in a Product, and in any event no later than [*] thereafter, failing which Buyer will be deemed to have accepted such latent defect. BD’s sole obligation under the warranties set forth in this Agreement, including the BDM PS Standard Terms and Conditions of Sale in Schedule 1, and Buyer’s sole and exclusive remedy, shall be the replacement of, or credit for, any defective or non-conforming Product as provided in this Section 7.3 except to the extent there is a Claim (as defined below) under Section 8.9.
7.4
Buyer assumes entire responsibility for (i) evaluating the safety, efficacy and appropriateness of the Products for Buyer’s intended use in the End Product and any other use, including any such use with Buyer’s or any third party’s compounds or other materials, (ii) validating the Product with respect to all materials, processes, storage, handling, and other uses and treatments thereof and (iii) its assembly, filling, labeling, packaging, storing and use of the Product, the End Product and any other product incorporating or including the Product, all in accordance with recognized Good Manufacturing Practices and other appropriate, recognized industry standards. Furthermore, Buyer acknowledges that many jurisdictions have in effect laws, rules and/or regulations (“Safety Laws”) mandating or recommending the use of protection technologies in connection with drug delivery devices and containers (“Safety Products”). Buyer has been and will be solely responsible for making its own analysis of such Safety Laws and Safety Products as well as traditional devices, containers and components in choosing the components used in the End Products.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

EXECUTION VERSION

7.5
BD shall promptly acknowledge and accept any valid warranty claim and provide Buyer with replacement Product or parts thereof or, if replacement of the Product is not possible for any reason, issue a credit note to Buyer for an amount equal to the purchase price of the non-conforming Product to the extent necessary to meet BD’s warranty obligations under this Agreement, including the BDM PS Standard Terms and Conditions of Sale in Schedule 1 or make good any shortages or non-completed deliveries. If BD does not accept a claim it will promptly inform Buyer in writing of its reasons. In the event the Parties disagree as to whether the Product conforms to the Specifications, the rejected Product shall be submitted to a mutually acceptable third party testing laboratory, which will determine whether such Product meet the Specifications. The Party against whom the testing laboratory rules will bear the reasonable costs of the testing laboratory. If the testing laboratory rules that the Product meets the Specification, Buyer will purchase the Product at the agreed-upon price, irrespective of whether BD has already replaced such Product. If the testing laboratory rules that the Product does not meet the Specifications and the Product was not previously replaced, BD shall issue a credit note to Buyer for an amount equal to the purchase price of the rejected Product.
8.
PRODUCT WARRANTIES; REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

BD represents, warrants and covenants to Buyer as follows:

8.1
Each Product shall conform to and will be produced in accordance with the Specifications, the warranties set forth in this Agreement and all applicable federal, state and local laws. The Product warranties under this Agreement shall be void to the extent that Buyer has misused, neglected, improperly handled, altered, abused or used the Products for any purpose other than the one for which they were manufactured, or if the Products’ failure to conform to the foregoing warranty was due in whole or in part to other conditions beyond the control of BD. THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ALL OTHER WARRANTIES WHETHER EXPRESS OR IMPLIED BY STATUTES OR OTHERWISE ARE HEREBY DISCLAIMED. Except for a claim for which BD is obligated to indemnify Buyer hereunder, BD’s liability to Buyer with respect to a nonconforming Product shall be limited to the repair or replacement of such non-conforming Product or the return of the purchase price for such Product at BD’s discretion.
8.2
BD has, will maintain and will comply with, all permits, licenses and other authorizations that are required under all federal, state and local laws, rules and regulations applicable to BD’s obligations under this Agreement.
8.3
BD hereby represents warrants and covenants, subject to the provisions set forth below, as follows:
(i)
neither it nor, any individual employed or engaged by it is currently or has ever been (a) debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335(a)), as

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

EXECUTION VERSION

amended, or any similar state law or regulation or convicted of a felony for conduct relating to the regulation or handling of drug product; (b) excluded by the Office of Inspector General pursuant to 42 U.S.C. § 1320a-7, et seq. or any state agency from participating in any United States federal or state health care program; or (c) otherwise disqualified or restricted by the United States Food and Drug Administration pursuant to 21 C.F.R. 312.70 or any other regulatory authority; and
(ii)
BD will notify Buyer immediately in the event that it, or any individual employed or engaged by it, comes under investigation for debarment, exclusion or disqualification or is debarred, excluded or disqualified in any manner contemplated in the above paragraph (i).
8.4
The Products and BD’s manufacture of Products in the performance of this Agreement will not, to the best of BD’s knowledge, infringe upon the intellectual property or other rights of any third party.
8.5
BD shall comply with the terms and conditions of any applicable quality agreement between BD and Buyer in effect from time to time.
8.6
In the event of a voluntary or mandatory recall, warning, field correction or withdrawal of a Product, BD shall give Buyer prompt written notice thereof (which shall be in no event be later than forty-eight (48) hours after initiating such recall). In the event of a voluntary or mandatory recall, warning, field correction or withdrawal of an End Product, Buyer shall give BD prompt written notice thereof (which shall be in no event be later than forty-eight (48) hours after initiating such recall). In such cases, the Parties shall discuss in good faith the consequences in accordance with the terms of this Agreement.
8.7
BD shall indemnify, defend and hold harmless Buyer and its affiliates, officers, directors, employees, consultants, agents and representatives (collectively, the “Buyer Indemnitees”) from all third party claims, demands, actions, causes of action, losses, judgments, damages, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees and court costs) related thereto (each, a “Claim”) to the extent such Claim arises out of or relates to the purchase or use of a Product that does not conform to the warranties set forth in this Agreement or BD’s negligence or willful misconduct. BD’s liability under this Section 8.7 shall be limited, except with respect to Claims for [*], to [*] (the “Indemnity Cap”) for all Claims arising in the same calendar year.
8.8
Buyer shall indemnify, defend and hold harmless BD and its affiliates, officers, directors, employees, consultants, agents and representatives (collectively, the “BD Indemnitees”) from all Claims arising under or with respect to this Agreement, the Product or the End Product to the extent such Claim arises out of or relates to (i) a failure by Buyer to fulfill its obligations under this Agreement, (ii) Buyer’s use of non-BD components or other products with the Product or (iii) Buyer’s negligence or willful misconduct, except in each case to the extent that such Claim arises out of the failure of such Products to meet the warranties set forth herein. Buyer liability under this Section 8.8 shall be limited, except with respect to Claims [*], to the Indemnity Cap for all Claims arising in the same calendar year.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

EXECUTION VERSION

9.
CONFIDENTIALITY.
9.1
Confidentiality provisions shall be as set forth in the terms and conditions agreed upon in the current Confidential Disclosure Agreement as amended including the Third Amendment dated August 8, 2019 (the “CDA”).
9.2
Notwithstanding the foregoing, or any other provision herein to the contrary, in connection with Buyer’s registration of the End Product with any regulatory body or governmental authority, Buyer may disclose Confidential Information in whole or in part to: (i) Buyer’s Affiliates conducting the End Product registration, (ii) such regulatory body or governmental authority when such disclosure is required in connection with the registration of the End Product with such regulatory agency or governmental authority, but solely to the extent and in the amount required by such regulatory agency or authority to enable Buyer to obtain registration, and (iii) third parties which are involved in the registration process, but solely to the extent and in the amount required for such third party to perform its part of the registration process, provided in each case set forth above that, to the extent possible, Buyer shall request confidential treatment for all data so disclosed and the recipient(s) of such data shall not remove, alter or obscure any confidentiality markings.
10.
EARLY TERMINATION. This Agreement may be terminated prior to the end of its term as follows:
10.1
By either Party if the other Party fails to perform or otherwise breaches any of its material obligations hereunder, by giving notice of its intent to terminate and stating the grounds therefore. The Party receiving such notice shall have sixty (60) days from the receipt thereof, to cure the failure or breach, at the expiration of which this Agreement shall terminate if such failure or breach has not been cured. If, within such sixty (60) day period after receipt of such notice, the defaulting Party remedies the condition forming the basis for the termination, such notice shall cease to be operational and the Agreement shall continue in full force and effect.
10.2
BD shall have the right to terminate this Agreement upon thirty (30) days written notice to Buyer if BD is required to cease manufacturing the Product for more than sixty (60) days due to quality or other restrictions requested or imposed by any regulatory or other governmental authority.
10.3
Expiration or termination of this Agreement, for whatsoever reason, shall not affect any rights or obligations of either Party that have already accrued or are intended by the Parties to survive such expiration or termination. Notwithstanding the foregoing, no such expiration or termination, other than a termination by Buyer pursuant to Section 10.1 above, shall relieve Buyer of its obligation to purchase Product for which purchase orders have been accepted by BD.
11.
ASSIGNMENT.
11.1
Neither Party may assign or delegate this Agreement, in whole or in part, or any interest arising under this Agreement to any third party other than to an Affiliate of such Party or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

EXECUTION VERSION

to a purchaser of all or substantially all of such Party’s assets and business, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. No such assignment or delegation shall be deemed or operate to relieve the assigning or delegating Party from any liabilities or obligations assumed or to be performed by it hereunder. Subject to the provisions of this Section 10, this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties hereto.
11.2
Notwithstanding the foregoing, BD may use subcontractors to manufacture some or all of the Products, provided, that BD shall be responsible to Buyer for the acts of such subcontractors as if such acts had been performed by BD.
12.
NOTICE.
12.1
Any notice required hereunder may be served by either Party on the other by personal delivery, facsimile (upon confirmation of receipt), or by sending same post-prepaid, by registered or certified mail or reputable overnight courier service to the respective Party’s address set forth below:

BD:

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, New Jersey 07417-1880

Attention: Vice President and General Manager

BD Medical, Pharmaceutical Systems

Fax No. (201) 847-4847

Buyer:

Name: David Novack

Contact Person: President & Chief Operating Officer

Address: Dynavax Technologies Corporation

Powell Street, Suite 2100

Emeryville, California 94608

Facsimile No.: 510-848-1327

With a copy to: Dynavax Technologies Corporation

Powell Street, Suite 900

Emeryville, California 94608

Attention: General Counsel

, or to such other address as a Party may notify the other as provided herein. Notice shall be deemed given upon actual receipt or refusal to accept same.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

EXECUTION VERSION

13.
INDEPENDENT CONTRACTOR/SUB-CONTRACTORS.

Each Party agrees to perform under this Agreement solely as an independent contractor and shall not hold itself out as an employee, agent or representative of the other in any manner whatsoever.

14.
MISCELLANEOUS.
14.1
The failure of either Party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.
14.2
Each Party warrants that it has all the necessary rights and powers to grant the rights to the other Party as provided in this Agreement, and that the execution, delivery and performance of this Agreement does not and will not result in a violation or conflict with any agreements with third parties.
14.3
This Agreement, together with any Schedules attached hereto, constitutes the complete and entire understanding between the Parties with respect to the subject matter hereof. In the event of any ambiguity or contradiction between the body of this Agreement and the Schedules, the body of this Agreement shall rank before the Schedules. No provision on Buyer’s purchase order forms or other Buyer commercial or contractual documents, such as general conditions of purchase, or on BD’s other commercial or contractual documentation not included herein, which may purport to impose different or additional conditions upon a Party than those provided for herein, shall have any force or effect.
14.4
This Agreement supersedes all prior agreements, arrangements and undertakings relating to the subject matter hereof between the Parties. No changes or modifications are to be made to this Agreement unless evidenced in writing and signed for and on behalf of both Parties.
14.5
If any provision of this Agreement is deemed or held to be illegal, invalid, unenforceable or contrary to any laws or regulations, all other provisions will continue in full force and effect, and the Parties where possible will substitute for such provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties or such provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.
14.6
Buyer shall not use any promotional material that makes reference to the Product without the prior written consent of BD.
14.7
The Section headings used in this Agreement are provided as a matter of convenience and shall not affect the construction or interpretation of any of its provisions.
14.8
This Agreement and all disputes arising hereunder will be governed by and interpreted in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of laws. The parties agree that the venue for resolving all disputes under this Agreement shall be in the courts of the State of Delaware.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

EXECUTION VERSION

14.9
Except for a Claim for which a party is entitled to be indemnified under this Agreement or for a breach of Section 9 (Confidentiality), neither Party shall be liable hereunder for any special, indirect, consequential or incidental damages, including, but not limited to, loss of actual or anticipated profits or revenues, loss by reason of shutdown, loss of use, non-operation or increased expense of manufacturing or operating, or damage to or loss of other products, property and/or equipment, or loss of reputation or opportunities.
14.10
Neither party shall be liable for any damages that result from a force majeure event, which shall include acts of God, acts of the public enemy, war, terrorism, insurrections, riots, injunctions, embargoes, fires, explosions, floods or other unforeseeable causes beyond the reasonable control, and without the fault or negligence, of the affected party. The affected party shall promptly notify the other party of such event and shall resume performing its affected obligations under this Agreement as soon as practical after such event.
14.11
Data Protection Notice. BD collects, uses and discloses personal data for purposes connected with this agreement, e.g. order handling, payments, etc. Data may be collected from individuals or from other (e.g. published) sources. In order to operate effectively as a global group of companies, BD may for these purposes transfer this data to any country worldwide in which BD’s companies or third party providers that process data on our behalf (e.g. centralized data centers) do business, including the United States. Laws and practices relating to the protection of personal data may differ, and such laws may not offer the same level of protection outside the European Economic Area. Any person has the right to access personal data that BD holds and to update or amend any personal data. For further information please contact the local BD office.

IN WITNESS whereof, the Parties hereto have on the dates entered below executed this Agreement in two originals, of which the Parties shall keep one each.

BECTON, DICKINSON AND COMPANY /s/ thomas konig By: thomas konig	DYNAVAX TECHNOLOGIES CORPORATION /s/ David Novack By: David Novack
Title: VP Sales, EMEA & NA	Title: President and COO
Date: Apr 7, 2021	Date: 01-Apr-2021 | 12:18 PDT
Place:	Place: Emeryville, CA

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

EXECUTION VERSION

SCHEDULE 1

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

EXECUTION VERSION

SCHEDULE 2

COMPOUND

Product:	NDC:
HEPLISAV-B ®	43528-003-05

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

EXECUTION VERSION

SCHEDULE 3

PRODUCT; SPECIFICATIONS; PRICES; LEAD TIMES

	BD Product/Description	Cat#	Standard Lead Times
1	HYPAK SCF1ML RF PRTC W7025/65 DHB PPL*	47339219	[*]
2	HYPAK SCF1ML RF PRTC W7025/65 DHB PPL HFV**	47578226	[*]
3	HYPAK PR1.5ML PP	47325919	[*]
4	BACKSTOP1-3ML PP CLEAR	47094906	[*][*]

* Will be discontinued as communicated in BEYOND program notification

** New SKU commercial availability Sept 2021, as communicated in BEYOND program notification

Cat#	BD Product/Description	[*] Price/1000 units for [*] units	[*] Price/1000 units for [*] units	[*] Price/1000 units for [*] units
47339219	HYPAK SCF1ML RF PRTC W7025/65 DHB PPL*	[*]	[*]	[*]
47578226	HYPAK SCF1ML RF PRTC W7025/65 DHB PPL HFV**	[*]	[*]	[*]
47325919	HYPAK PR1.5ML PP	[*]	[*]	[*]
47094906	BACKSTOP1-3ML PP CLEAR	[*]	[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.